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                                                                    Exhibit 99

                                               [LOGO OF WESTFIELD AMERICA, INC.]

FOR IMMEDIATE RELEASE
JUNE 25, 1998
FOR MORE INFORMATION,
PLEASE CONTACT:
RANDALL J. SMITH, (310) 445-6822
EMAIL:  INFO@WESTFIELD AMERICA.COM


       WESTFIELD AMERICA, INC. RAISES $200 MILLION


Los Angeles, CA., June 25, 1998, Westfield America, Inc. (NYSE:WEA) will raise $200 million in equity as part of the funding of the previously announced acquisition of the Hahn shopping center portfolio from TrizecHahn (NYSE:TZH) through the issue of convertible preference shares.

These shares will be convertible into common stock at the equivalent of $18.00 per share and will have a coupon equal to the common dividends or 8.5%, whichever is higher, and will be issued to:

   o    Security Capital Preferred Growth Incorporated: $75 million;
   o    Westfield America Trust: $75 million; and
   o    Westfield Holdings Limited:  $50 million.

The preferred stock held by Westfield Holdings and Westfield America Trust will not be convertible into common stock until approval of Westfield America's shareholders.

Westfield America, Inc. announced in April that it is in the process of acquiring up to 13 centers on the West Coast for an allocated purchase price of up to $1.44 billion (including the assumption of debt). This purchase price has been reduced by $48 million as a result of the prior right of first refusal on The Village of Corte Madera in California having been exercised by TrizecHahn's current


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joint venture partner.  The final price to be paid will depend upon the interests ultimately conveyed at closing.

Westfield America, Inc. will finance the remainder of the purchase price through $400 million of capital that has been previously announced and permanent mortgage financing.

The first closing of the acquisition is expected to occur on July 31, 1998 to include five or six of the 12 regional shopping centers. Subsequent closings will follow with the final one currently scheduled to occur in November, 1998.

The investment in the convertible preference issue by Westfield America Trust and Westfield Holdings is subject to the approval of unitholders and shareholders respectively. Meetings of Westfield America Trust and Westfield
Holdings will be held in the coming weeks to seek these approvals.   The capital
raising is anticipated to close on or about July 31, 1998. Security Capital Preferred Growth's investment is contingent upon those approvals being obtained.

The convertible preference shares and the common stock into which they convert have not been registered under the Securities Act of 1933 as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Westfield America, Inc. (NYSE:WEA), a real estate investment trust, is one of the nation's leading owners of regional shopping centers. With the Hahn acquisition, the company will have interests in 37 major shopping centers in the states of California, Colorado, Connecticut, Maryland, Missouri, New York and Washington. Twenty of these centers are located in California, 8 in San Diego, 8 in Los Angeles and 4 in Northern California.






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